Exhibit 10.5

TEXTRON

40 Westminster Street

Providence, RI 02940-6687

July 27, 2012

Mr. E. Robert Lupone

40 West Elm Street, Apt 2F

Greenwich, CT 06830

Dear Bob:

The purpose of this letter is to amend the terms of your December 22, 2011 offer letter from Textron Inc. solely with respect to your relocation benefits. Specifically, your offer letter provides that you will be eligible to receive relocation benefits consistent with (and subject to the same tax treatment as) the benefits under Textron’s relocation policy for executives (the “Standard Policy”). Textron hereby agrees as follows:

1.               You have received and executed the SIRVA Relocation benefits package, including the Option to Purchase and Put Agreement. After the required appraisals and inspections, SIRVA has set a Guaranteed Purchase Price (“GPO”) for the property located at 89 West Road, New Canaan, CT at $2,025,000. You have accepted the GPO.

2.               We have agreed to make the sale of this property equitable for you. Based upon your 2005 purchase price, we have agreed on a total equity value to you of $2,660,000. In order to ensure that you receive your total equity value, we have agreed to the following modification of relocation benefits to be provided to you:

a.               Textron will provide you with a special non-pensionable payment of $535,000 (the “Special Payment”). This amount will be paid as a lump sum within 15 days your acceptance of the terms of this amendment. This Special Payment does not include a tax gross-up and reflects the incremental value between what you will receive under the Standard Policy ($100,000) and the amount by which the GPO is below your total equity value. The $100,000, which is the maximum loss on sale assistance under the Standard Policy, will include a tax gross up, as provided under the terms of the Standard Policy. You understand that after you accept the GPO, SIRVA will become the owner of the property with full rights to resell the property at any price. You will not have any right to recover additional funds from SIRVA or Textron as a result of a later sale.

b.              As a condition to receiving the Special Payment, you agree to enter into a Repayment Agreement pursuant to which you will be required to repay the Special Payment in the event that you voluntarily terminate employment with Textron or your employment is terminated due to misconduct or violation of Company policies, as provided in the Repayment Agreement, within two years from the effective date of your employment with Textron.

Please sign this letter to acknowledge your agreement to the terms of this amendment.

/s/ Scott C. Donnelly	7/30/2012
Scott C. Donnelly	Date

Acknowledged and Agreed:

/s/ E. Robert Lupone	July 30, 2012
E. Robert Lupone	Date